Exhibit 99.1

Portsmouth Square, Inc. Reports Second Quarter Fiscal 2026 Results; Hotel Performance Improves Year-Over-Year as Market Stabilization Continues

Los Angeles, California — February 17, 2026

Portsmouth Square, Inc. (the “Company” or “Portsmouth”) today announced financial results for the fiscal second quarter ended December 31, 2025. Portsmouth’s principal asset is the Hilton San Francisco Financial District hotel (the “Hotel”). Results discussed below are derived from the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025.

Second Quarter Fiscal 2026 Highlights (Three Months Ended December 31, 2025)

●	Hotel revenues were $12.661 million, compared to $9.965 million for the prior-year quarter.
●	During fiscal Q2 2026, the Hotel benefited from 14 additional guestrooms returned to available inventory in September 2025, improving room availability compared to the prior year.
●	Net loss was $2.291 million, or $3.12 per share, compared to a net loss of $4.036 million, or $5.50 per share, in the prior-year quarter.
●	Income (loss) from operations was $1.004 million, compared to $(0.264) million in the prior-year quarter.
●	Average Daily Rate (ADR) was $234 versus $190 in the prior-year quarter; average occupancy was 92% versus 88%; RevPAR was $215 versus $168.
●	Cash and cash equivalents were $3.408 million and restricted cash was $5.314 million as of December 31, 2025 (total cash, cash equivalents and restricted cash of $8.722 million).

Selected Hotel Expense Categories (Three Months Ended December 31, 2025)

The following Hotel expense categories are presented consistent with the Company’s segment disclosures in its Form 10-Q:

●	Operating expenses: $9.208 million (prior-year quarter: $7.973 million)
●	Utilities: $0.397 million (prior-year quarter: $0.432 million)
●	Real estate taxes: $0.588 million (prior-year quarter: $0.429 million)
●	Insurance: $0.234 million (prior-year quarter: $0.221 million)

Year-to-Date Highlights (Six Months Ended December 31, 2025)

●	Hotel revenues were $25.079 million, compared to $21.785 million for the prior-year period.
●	Net loss was $4.876 million, or $6.64 per share, compared to a net loss of $5.908 million, or $8.05 per share, for the prior-year period.
●	Income from operations was $1.801 million versus $1.506 million in the prior-year period.
●	ADR was $226 versus $200; average occupancy was 94% versus 92%; RevPAR was $211 versus $184.
●	Capital expenditures were approximately $1.431 million for the six months ended December 31, 2025, primarily related to guest-room renovations and returning 14 rooms previously used as administrative offices to available inventory.

Liquidity and Capital Resources

As previously disclosed, management concluded that the going concern uncertainty was alleviated as of June 30, 2025, following the March 28, 2025 refinancing.

Management Commentary

David C. Gonzalez, President of Portsmouth, said:

“While the San Francisco lodging market continues to face headwinds, our second-quarter results reflect continued stabilization and improvement year-over-year. We benefited from higher room revenues driven by increased room availability and improved rate and occupancy dynamics. We also benefited from 14 additional guestrooms placed back into service in September 2025, which improved overall room availability and supported year-over-year revenue growth. We remain focused on disciplined expense management and selective capital investment to support the Hotel’s competitive positioning.”

John V. Winfield, Chairman of the Board and Chief Executive Officer of Portsmouth, added:

“We continue to see encouraging signs of gradual recovery across San Francisco, including ongoing efforts to strengthen the City’s appeal for business and leisure travel. Although the pace of recovery can be uneven, we remain cautiously optimistic that improving conditions will support more durable demand over time.”

About Portsmouth Square, Inc.

Portsmouth Square, Inc. is a California corporation that, through its subsidiaries, owns and operates the Hilton San Francisco Financial District hotel.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements are not statements of historical fact and are based on current expectations and assumptions. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including factors described in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2025 and its Annual Report on Form 10-K for the year ended June 30, 2025. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

Portsmouth Square, Inc.

1516 S. Bundy Drive, Suite 200

Los Angeles, CA 90025

(310) 889-2500